41295748.02
                                  CONFIDENTIAL





                                  PRESENTATION

                                     TO THE

                              INDEPENDENT COMMITTEE

                                     OF THE

                               BOARD OF DIRECTORS

                                       OF

                                GB HOLDINGS, INC.







                                  July 14, 2003

The information contained herein is of a confidential nature and is intended for the exclusive use of the persons or firms to whom it is furnished by us. Reproduction, publication, or dissemination of all or any portion hereof may not be made without prior approval of Libra Securities, LLC.

                          [LIBRA SECURITIES, LLC LOGO]


                              LIBRA SECURITIES, LLC


              126 East 56th Street, Fifth Floor, New York, NY 10022
                        T (212) 308-4060 F (212) 308-8925



                                GB HOLDINGS, INC.


                                TABLE OF CONTENTS


-------------------------------------------------------------------------------

                                                                                                               PAGE
                                                                                                            -------
 1. Summary of Engagement....................................................................................     1

 2. GB Holdings Overview.....................................................................................     3

 3. Summary of Proposed Exchange Offer.......................................................................     5

 4. Summary of Valuation Ranges..............................................................................     7

 5. Selected Public Trading Comparables & Precedent Transactions.............................................     8

 6. Discounted Cash Flow Analysis............................................................................     9

 7. Issues Facing New Jersey Casinos.........................................................................    12

 8. Opinion Summary..........................................................................................    13

 9. Statement of Contingent and Limiting Conditions..........................................................    14


Appendices:

     A.   Selected Historical Financial Statements

     B.  Selected Non-Nevada Single Property Gaming Transactions Less Than $300 Million

     C.  Additional Precedent Gaming Transactions

                              1. GB HOLDINGS, INC.
                              SUMMARY OF ENGAGEMENT


--------------------------------------------------------------------------------

PURPOSE OF ENGAGEMENT

o Libra Securities, LLC ("Libra") has been retained by the Independent Committee of the Board of Directors of GB Holdings, Inc. ("GB Holdings" or the "Parent").

o The Parent, through its Greate Bay Hotel and Casino, Inc. subsidiary ("Operating"), owns and operates the Sands Casino and Hotel (the "Sands") located in Atlantic City, New Jersey.

o The Parent, through its GB Property Funding Corp. subsidiary ("Finance"), issued $110.0 million of 11% notes due September 29, 2005 (the "Existing Notes"). (Parent, Operating and Finance, taken together, are referred to herein as the "Company".)

o Libra has been engaged to provide (i) an opinion to the Committee as to the fairness from a financial point of view of the consideration to be received by the common stockholders of the Parent (the "Fairness Opinion") in the transaction (the "Transaction") described in Section 3 hereto and (ii) a TIA Opinion (the "TIA Opinion", and with the Fairness Opinions, the "Opinions")) to be delivered to the Trustee of the Existing Notes if required pursuant to Section 314(d)(1) of the Trust Indenture Act of 1939, as amended.

o The following presentation is a summary of Libra's analysis in connection with the Fairness Opinion. It is our understanding that the TIA Opinion will be delivered at the closing of the Transaction and therefore will be based on our analysis at that time.

DUE DILIGENCE

o Due diligence activities carried out as part of our analysis:

       1. Met with representatives and attorneys for the Independent Committee and certain members of the senior management of the Parent to discuss the operations, financial condition, future prospects, projected operations and performance of the Company and the pending Transaction;

       2. Reviewed the Parent's Form 10-K for the fiscal year ended December 31, 2002 and the Parent's Form 10-Q for the period ended March 31, 2003, which the Company's management has identified as the most current financial statements available;

       3. Reviewed and discussed with the Parent's management the projections of the Company's financial performance for the fiscal year ended December 31, 2003 prepared by the Company's management;

       4. Discussed with the Company's management the New Jersey tax environment, the likely impact of the Borgata casino, and various other potential new competitive threats in other states;

       5.    Visited certain facilities and business offices of the Company;

       6. Reviewed the historical market prices and trading volume for the Company's publicly traded securities and other publicly available information regarding the Company;

       7. Reviewed certain publicly available financial data for certain companies that we deemed comparable to the Company;

       8.    Reviewed the Existing Indenture and related security documents;

       9. Reviewed a memorandum describing the Transaction from the Company dated July 11, 2003; and

       10. Conducted such other studies, analyses and inquiries as we have deemed appropriate.

Libra has not independently verified the accuracy and completeness of the information supplied with respect to the Parent and does not assume any responsibility with respect to it.

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


                              2. GB HOLDINGS, INC.
                              GB HOLDINGS OVERVIEW

-------------------------------------------------------------------------------

GB HOLDINGS OVERVIEW

Based on the Company's public filings and other information provided to us by Company management:

o GB Holdings is the parent of Operating, the owner and operator of the Sands.

o The Sands is located in Atlantic City, New Jersey on approximately 6.1 acres of land one-half block from the Boardwalk at Brighton Park between Indiana Avenue and Dr. Martin Luther King, Jr. Boulevard. The facility currently consists of a casino and simulcasting facility with approximately 79,000 square feet of gaming space containing approximately 2,300 slot machines and approximately 60 table games; a hotel with 637 rooms (including 57 suites); six restaurants; one cocktail lounge; two private lounges for invited guests; an 800-seat cabaret theater; retail space; an adjacent nine-story office building with approximately 77,000 square feet of office space for its executive, financial and administrative personnel; the "People Mover", an elevated, enclosed, one-way moving sidewalk connecting the Boardwalk to the Sands using air rights granted by an easement from the City of Atlantic City and a garage and surface parking for approximately 1,750 vehicles.

o Atlantic City presently has twelve casinos that in aggregate offer approximately 1.3 million square feet of gaming space. The Sands is the smallest of the twelve facilities with approximately 6.1% of the market's available gaming space.

o GB Holdings presently owns cash well in excess of what is currently needed to run the business. As of March 31, 2003, GB Holdings had approximately $46.6 million in total cash and cash equivalents.

o According to management, GB Holdings owns CRDA investments with a net present value of approximately $10.3 million as of March 31, 2003.

o Atlantic City casinos are faced with the prospect of several forms of impending additional competition, including:

       o The opening of The Borgata in July 2003. This facility, with 135,000 square feet of gaming space and 2,010-room hotel will be the first new facility in Atlantic City in 12 years.

       o Catskills casinos. New York State has passed legislation authorizing the creation of three full-service casinos in the Catskills.

       o Significant numbers of video lottery machines are expected to be installed at New York racetracks in the next 12 months.


o      Possible legalization of casinos in Pennsylvania.


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


                              3. GB HOLDINGS, INC.
                       SUMMARY OF PROPOSED EXCHANGE OFFER

-------------------------------------------------------------------------------

Libra understands the following regarding the transactions contemplated by Parent, Finance and Operating (together, the "Company"):

o Parent holds all of the outstanding capital stock of Operating and Finance and Finance is the issuer of the Existing Notes.

o The Existing Notes are guaranteed by each of Operating and Parent and are secured by liens on certain of the assets of the Company (the "Collateral").

o The Company intends to solicit the consent of holders of the Existing Notes to amend the Amended and Restated Indenture, dated as of October 12, 2001, governing the Existing Notes (the "Existing Indenture") and related security documents to eliminate substantially all of the covenants set forth in the Existing Indenture, release all liens on the Collateral (the "Release") and offer to exchange all of the Existing Notes for new notes (the "New Notes") to be issued by a newly formed wholly-owned subsidiary of Operating ("Newco") in the same principal amount as its Existing Notes.

o The New Notes will be secured by all existing and future assets of Newco, accrue interest at a rate of 3% per annum payable at maturity, mature on September 29, 2008, be convertible into 72.5% of the equity of Newco on a fully diluted basis (or such lesser prorated amount if less than all of all holders of Existing Notes elect to receive New Notes) and have other terms similar to those currently included in the Existing Indenture (except that the New Notes will be assumable in connection with an acquisition of the Sands and will not contain any "change of control put" or other similar provisions).

o In connection with the offer to exchange the Existing Notes for the New Notes, the Company intends to pay to the holders of the Existing Notes who accept the exchange offer $100 per $1,000 in principal amount of Existing Notes exchanged, plus any accrued but unpaid interest then due on the Existing Notes being exchanged (we assume for the purposes hereof that the Company has paid all interest that is currently due and payable on the Existing Notes.)

o In connection with the issuance of the New Notes, the Company will transfer substantially all of its assets and obligations (other than any Existing Notes that remain outstanding, inter company notes and the stock of Operating and Finance) to Newco in exchange for (a) warrants to acquire, for nominal consideration, 27.5% of the common stock of Newco on a fully diluted basis (the "Warrants") and (b) if all of the holders of the Existing Notes do not elect to exchange, the pro rata portion of the 72.5% of common stock of Newco reserved for issuance upon the conversion of the New Notes that would have been issued to such holders of the Existing Notes had they exchanged.

o Parent will then dividend to its stockholders all of the Warrants, which, upon conversion of the New Notes would be convertible into 27.5% of the capital stock of Newco on a fully diluted basis (if 100% of the Existing Notes are exchanged for New Notes, common stock representing 27.5% of the Newco stock on a fully diluted basis will be issued in place of the Warrants and distributed to Parent's common stockholders pro rata.)

o The Warrants, any shares of common stock of Newco issued to Parent, and any shares of common stock of Newco issuable upon exercise thereof or upon conversion of the New Notes will be registered with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, and will be free from restrictions on trading thereunder or under applicable state securities laws.

o Each of Operating and Finance will also be merged into Parent with Parent as the surviving corporation.

o The amendments to the Existing Indenture and related security documents, the Release, the offer to exchange the Existing Notes for the New Notes, the cash payment to the holders of the Existing Notes, the transfer of substantially all of the operating assets of the Company to Newco and the dividend by Parent of the Warrants, issued by Newco, to Parent's stockholders are referred to collectively herein as the "Transaction."

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


                              4. GB HOLDINGS, INC.
                           SUMMARY OF VALUATION RANGES

-------------------------------------------------------------------------------

                                     (US$MM)

                           ASSUMED
                         NORMALIZED                       VALUE OF           ASSUMED EXCESS             TOTAL
                            SANDS         MULTIPLE        OPERATING            CASH + CRDA            ENTERPRISE
                           EBITDA           RANGE         BUSINESS        (@ NET PRESENT VALUE)         VALUE
                        -------------    ----------   ---------------    -----------------------   ---------------
                            $18.0       5.3x - 6.5x    $95.4 - $117.0             $50.0            $145.4 - $167.0
I. PRECEDENT
   TRANSACTIONS
                            $18.0       5.0x - 5.5x    $90.0 - $99.0              $50.0            $140.0 - $149.0
II. TRADING
   COMPARABLES
                             N.A.               N.A.  $104.6 - $112.6             $50.0            $154.6 - $162.6
III. DISCOUNTED CASH FLOW


IV. INTEREST SAVINGS AND ASSUMABLE DEBT

    By exchanging into lower coupon notes, the Company will achieve interest savings equal to the difference between 11% rate on the Existing Notes and 3% rate on the New Notes. Additionally, the New Notes will be assumable and have no change of control put.



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


                              5. GB HOLDINGS, INC.
          SELECTED PUBLIC TRADING COMPARABLES & PRECEDENT TRANSACTIONS

-------------------------------------------------------------------------------

                  (dollars in millions, except per share data)

                                                                                           TRADING
                                            GB HOLDINGS, INC.                            COMPARABLES
                              -----------------------------------------------  ---------------------------------
                                  LTM ENDING         EBITDA IS AVERAGE OF          AZTAR        TRUMP HOTELS
                              MARCH 31, 2003 (1)    LAST 4 FISCAL YEARS (2)      CORP. (3)      & CASINO (4)
                              -------------------- --------------------------  -------------- ------------------
Ticker......................          GBH                    GBH                    AZR              DJT
LTM Ended...................        3/31/03                3/31/03                4/3/03           3/31/03
Share Price (7).............      $     3.17             $     3.17             $   15.34        $    1.97

Net Revenue.................      $    180.0             $    180.0             $   831.3        $ 1,212.0
EBITDA......................            14.1                   20.7                 186.6            277.0
   EBITDA Margin............             7.8%                  11.5%                 22.4%            22.9%

Total Debt .................      $    110.0             $    110.0             $   453.5        $ 1,520.4
Less: Excess Cash (8).......            39.4                   39.4                  12.0            128.6
                                  -----------            -----------            ----------       -----------
   Net Debt ................      $     70.6             $     70.6             $   441.5        $ 1,391.8
Equity Market Value.........            31.7                   31.7                 558.1             58.9
                                  -----------            -----------            ----------       -----------

   TOTAL ENTERPRISE VALUE
     ("TEV")OF OPERATING
     BUSINESS...............      $    102.3             $    102.3             $   999.6        $ 1,450.7

TOTAL DEBT/LTM EBITDA.......             7.8x                   5.3x                  2.4x             5.5x
TOTAL NET DEBT/LTM EBITDA...             5.0x                   3.4x                  2.4x             5.0x
TEV/LTM NET REVENUE.........             0.6x                   0.6x                  1.2x             1.2x
TEV/LTM EBITDA .............             7.3x                   4.9x                  5.4x             5.2x

                                            ACQUISITION
                                            COMPARABLES
                            ---------------------------------------------
                                  RESORTS              THE CLARIDGE
                             INTERNATIONAL (5)      HOTEL & CASINO (6)
                            ---------------------   ---------------------
Ticker.....................        N.A.                     N.A.
LTM Ended..................      9/30/00                  6/30/00
Share Price (7)............          N.A.                     N.A.

Net Revenue................    $    257.5               $    177.8
EBITDA.....................          21.5                     11.7
   EBITDA Margin...........           8.4%                     6.6%

Total Debt ................           N.A                      N.A
Less: Excess Cash (8)......           N.A                      N.A
                               -----------              -----------
   Net Debt ...............           N.A                      N.A
Equity Market Value........           N.A                      N.A
                               -----------              -----------

   TOTAL ENTERPRISE VALUE
     ("TEV")OF OPERATING
     BUSINESS..............    $    140.0               $     62.0

TOTAL DEBT/LTM EBITDA......           N.A                      N.A
TOTAL NET DEBT/LTM EBITDA..           N.A                      N.A
TEV/LTM NET REVENUE........           N.A                      N.A
TEV/LTM EBITDA ............           6.5x                     5.3x

-------------------------------------------------------------------------------


Notes:
(1) EBITDA excludes $0.2MM in LTM Loss on Disposal of Assets EBITDA excludes $1.3MM in LTM Loss on Impairment of Fixed Assets
(2) EBITDA is pro forma to be an average of GBH's 1999, 2000, 2001 and 2002 EBITDA.
(3) Long term debt includes $5.5 million of Series B ESOP Convertible Preferred Stock Total debt excludes $98.5 million of Construction in Progress

(4) Total debt pro forma for March 2003 bond offering Debt values represent market value as of May 11, 2003 Shares outstanding include 7.9 million Series A Convertible Preferred Stock EBITDA excludes $3.3MM in LTM Renegotiation Costs
(5) Resorts International was acquired by Colony Capital on October 30, 2000 Net Revenue and EBITDA are for the twelve months ended September 30, 2000
(6) The Claridge was acquired by Park Place Entertainment on August 24, 2000 TEV excludes $20.0 million in excess cash Net Revenue and EBITDA are for the twelve months ended June 30, 2000
(7)    Share price as of June 25, 2003.
(8) Excess cash defined as total cash on balance sheet less "cash used in the business" (assumed to be 4% of LTM net revenue) and excludes CRDA investments.

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


                              6. GB HOLDINGS, INC.
                          DISCOUNTED CASH FLOW ANALYSIS

-------------------------------------------------------------------------------

ASSUMPTIONS

Libra has used the following assumptions in developing the discounted cash flow analysis set forth elsewhere in this presentation. These assumptions are based on discussions with management and our experience with other casino operations.

OPERATIONAL ASSUMPTIONS

o      $12.1 million in annual interest expense

o      $12.0 million in annual depreciation expense

o      $10.5 million NOL carryforward

o Year 1 revenues are an average of GB Holdings revenues for the 1999, 2000, 2001 and 2002 fiscal years

o Expenses are maintained at the same percentage of net revenue as they wereon average for GB Holdings 1999, 2000, 2001 and 2002 fiscal years

o      All revenues and expenses are inflation adjusted

DISCOUNTED CASH FLOW ASSUMPTIONS

o      Valuation as of January 1, 2004

o      EBITDA exit multiples of 5.0 times, 5.5 times and 6.0 times

o      12%, 13% and 14% discount rates

o      40% corporate tax rate


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


                              6. GB HOLDINGS, INC.
                          DISCOUNTED CASH FLOW ANALYSIS

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
                                     SUMMARY
-------------------------------------------------------------------------------

                                     (US$MM)

DCF Valuation - Low (1).....................................................................        $104.6
DCF Valuation - High (2)....................................................................        $112.6
Enterprise Reference Range .................................................................    $104.6 - $112.6

--------------
(1)    Represents an exit EBITDA multiple of 5.0x and a discount rate of 13.0%.
(2)    Represents an exit EBITDA multiple of 6.0x and a discount rate of 13.0%.


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


                              6. GB HOLDINGS, INC.
                          DISCOUNTED CASH FLOW ANALYSIS


-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
                               OPERATING STATEMENT
-------------------------------------------------------------------------------

                                     (US$MM)

                                                                       PROJECTED YEAR ENDED DECEMBER 31,
                                                 -----------------------------------------------------------------------------
                                                  2004E      2005E      2006E       2007E      2008E      2009E       2010E
                                                 ---------  ---------  ---------  ----------  ---------  ---------  ----------
Revenues:
   Casino....................................    $  224.0   $  230.7   $  237.6   $   244.8   $  252.1   $  259.7   $   267.5
   Rooms.....................................        10.4       10.7       11.0        11.3       11.7       12.0        12.4
   Food and beverage.........................        27.2       28.0       28.9        29.8       30.6       31.6        32.5
   Other.....................................         4.7        4.9        5.0         5.2        5.3        5.5         5.6
     Less: Promotional allowances............       (39.5)     (40.7)     (41.9)      (43.2)     (44.5)     (45.8)      (47.2)
                                                 ---------  ---------  ---------  ----------  ---------  ---------  ----------
       Net revenues..........................    $  226.8   $  233.6   $  240.6   $   247.8   $  255.2   $  262.9   $   270.8
       % Growth..............................          NA        3.0%       3.0%        3.0%       3.0%       3.0%        3.0%
Expenses:
   Casino....................................    $  178.3   $  183.6   $  189.1   $   194.8   $  200.6   $  206.7   $   212.9
   Rooms.....................................         3.2        3.3        3.4         3.5        3.7        3.8         3.9
   Food and beverage.........................        10.0       10.3       10.6        10.9       11.2       11.6        11.9
   Other.....................................         3.5        3.6        3.7         3.8        3.9        4.0         4.2
   General and administrative................        11.0       11.4       11.7        12.1       12.4       12.8        13.2
                                                 ---------  ---------  ---------  ----------  ---------  ---------  ----------
       Total expenses .......................    $  206.1   $  212.2   $  218.6   $   225.2   $  231.9   $  238.9   $   246.0
                                                 ---------  ---------  ---------  ----------  ---------  ---------  ----------
EBITDA ......................................    $   20.7   $   21.3   $   22.0   $    22.6   $   23.3   $   24.0   $    24.7
   % Margin .................................         9.1%       9.1%       9.1%        9.1%       9.1%       9.1%        9.1%
   Depreciation Expense .....................        12.0       12.4       12.7        13.1       13.5       13.9        14.3
                                                 ---------  ---------  ---------  ----------  ---------  ---------  ----------
EBIT ........................................    $    8.7   $    9.0   $    9.3   $     9.5   $    9.8   $   10.1   $    10.4
   Interest Expense .........................        12.1       12.5       12.8        13.2       13.6       14.0        14.4
                                                 ---------  ---------  ---------  ----------  ---------  ---------  ----------
EBT..........................................    $   (3.4)  $   (3.5)  $   (3.6)  $    (3.7)  $   (3.8)  $   (3.9)  $    (4.0)
Corporate Taxes..............................          --         --         --          --         --         --          --
                                                 ---------  ---------  ---------  ----------  ---------  ---------  ----------
   Earning After Taxes.......................    $   (3.4)  $   (3.5)  $   (3.6)  $    (3.7)  $   (3.8)  $   (3.9)  $    (4.0)
     Plus: Depreciation Expense .............        12.0       12.4       12.7        13.1       13.5       13.9        14.3
     Plus: Interest Expense .................        12.1       12.5       12.8        13.2       13.6       14.0        14.4
     Less: Maintenance CAPEX.................        10.0       10.3       10.6        10.9       11.3       11.6        11.9
                                                 ---------  ---------  ---------  ----------  ---------  ---------  ----------
   Free Cash Flow ..........................     $   10.7   $   11.0   $   11.4   $    11.7   $   12.1   $   12.4   $    12.8

                                               PROJECTED YEAR ENDED DECEMBER 31,
                                               ---------------------------------
                                                  2011E      2012E      2013E
                                                ----------  ---------  ---------
Revenues:
   Casino....................................   $   275.5   $  283.8   $  292.3
   Rooms.....................................        12.7       13.1       13.5
   Food and beverage.........................        33.5       34.5       35.5
   Other.....................................         5.8        6.0        6.2
     Less: Promotional allowances............       (48.6)     (50.1)     (51.6)
                                                ----------  ---------  ---------
       Net revenues..........................   $   278.9   $  287.3   $  295.9
       % Growth..............................         3.0%       3.0%       3.0%
Expenses:
   Casino....................................   $   219.3   $  225.8   $  232.6
   Rooms.....................................         4.0        4.1        4.2
   Food and beverage.........................        12.3       12.7       13.0
   Other.....................................         4.3        4.4        4.6
   General and administrative................        13.6       14.0       14.4
                                                ----------  ---------  ---------
       Total expenses .......................   $   253.4   $  261.0   $  268.8
                                                ----------  ---------  ---------
EBITDA ......................................   $    25.5   $   26.3   $   27.0
   % Margin .................................         9.1%       9.1%       9.1%
   Depreciation Expense .....................        14.8       15.2       15.7
                                                ----------  ---------  ---------
EBIT ........................................   $    10.7   $   11.1   $   11.4
   Interest Expense .........................        14.9       15.3       15.8
                                                ----------  ---------  ---------
EBT..........................................   $    (4.1)  $   (4.3)  $   (4.4)
Corporate Taxes..............................          --         --         --
                                                ----------  ---------  ---------
   Earning After Taxes.......................   $    (4.1)  $   (4.3)  $   (4.4)
     Plus: Depreciation Expense .............        14.8       15.2       15.7
     Plus: Interest Expense .................        14.9       15.3       15.8
     Less: Maintenance CAPEX.................        12.3       12.7       13.0
                                                ----------  ---------  ---------
   Free Cash Flow ..........................    $    13.2   $   13.6   $   14.0

                                                                      5.0X EXIT EBITDA                5.5X EXIT EBITDA
                                                                          MULTIPLE                        MULTIPLE
                                                                -----------------------------  --------------------------------
                                                                 12.0%      13.0%     14.0%     12.0%      13.0%       14.0%
                                                                --------- ---------- --------  ---------  ---------  ----------
Discounted Free Cash Flow                                       $   67.6  $    64.8  $  62.2   $   67.6   $   64.8   $    62.2
2004E-2013E
Discounted Terminal Value                                           43.5       39.8     36.5       47.9       43.8        40.1
                                                                --------- ---------- --------  ---------  ---------  ----------
   Enterprise Value                                             $  111.1  $   104.6  $  98.6   $  115.5   $  108.6   $   102.3


                                                                      6.0X EXIT EBITDA
                                                                          MULTIPLE
                                                               -------------------------------
                                                                12.0%      13.0%      14.0%
                                                               ---------  --------  ----------
Discounted Free Cash Flow                                       $  67.6   $   64.8   $   62.2
2004E-2013E
Discounted Terminal Value                                          52.2       47.8       43.8
                                                               ---------  ---------  ---------
   Enterprise Value                                            $  119.8   $  112.6   $  105.9

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                              7. GB HOLDINGS, INC.
                        ISSUES FACING NEW JERSEY CASINOS

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ATLANTIC CITY OUTLOOK

NEGATIVE ISSUES

o      Impending increase in New Jersey State gaming taxes.

o Possible cannibalization due to opening of The Borgata in Atlantic City in July 2003.

o      Possible opening of Native American casinos in Catskills.

o      Likely installation of VLT's at New York State racetracks.

o      Possible legalization of casinos in Pennsylvania.

POSITIVE ISSUES

o      Market growth from The Borgata tapping into new market segment.

o      Market growth from other Atlantic City infrastructure investments:

       o    Tropworld expansion

       o    Pier mall project

o      Core industry for New Jersey.

o      Natural attraction of physical location.

o      Historical mystique (Miss America Pageant).


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                              8. GB HOLDINGS, INC.
                                 OPINION SUMMARY

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OPINION SUMMARY

o Based upon the foregoing, and in reliance thereon, it is our opinion that the consideration to be received by the common stockholders of Parent in the Transaction is fair, from a financial point of view, to the common stockholders of Parent.

See the Fairness Opinion and our Statement of Contingent and Limiting Conditions for certain assumptions and conditions with respect to the Fairness Opinion and this presentation.

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41295748.02
                              9. GB HOLDINGS, INC.
                 STATEMENT OF CONTINGENT AND LIMITING CONDITIONS

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This presentation is made subject to the following contingent and limiting conditions, as well as the other conditions or assumptions set forth elsewhere herein:

1. We have not independently verified the accuracy and completeness of the information supplied to us with respect to the Company and do not assume any responsibility with respect to it.

2. We have relied upon and assumed without independent investigation, with your permission, that all information reviewed by us with respect to the Company, whether supplied by the Company or its advisors or obtained by us from publicly available sources, is true, correct and complete in all material respects and does not contain any untrue statement of material fact or omit to state a material fact necessary to make the information supplied to us not misleading.

3. We have further relied upon and assumed, without independent verification, that the financial forecasts and projections provided to us have been reasonably prepared and reflect the best currently available estimates of the future financial results and condition of the Company, and that there has been no material change in the assets, financial condition, business or prospects of the Company since the date of the most recent financial statements made available to us.

4. We have assumed, without independent verification, that the Transaction will be consummated in all material respects in accordance with applicable laws, the Existing Indenture and related security documents and the Transaction Summary.

5. At your direction, we also have assumed for the purposes of the Fairness Opinion that the holders of at least 58% of the Existing Notes, or $63.8 million principal amount, will exchange their Notes into an equal principal amount of New Notes.

6. The Fairness Opinion is necessarily based on business, economic, market and other conditions as they exist and can be evaluated by us at the date of the Fairness Opinion letter.

7. Events occurring after the date of the Fairness Opinion letter could materially affect the assumptions used in preparing such Opinion.

8. We have not analyzed and are expressing no view on the value of what the common stock of Parent or Newco actually will be when the Transaction is consummated or the price at which the common stock of Parent or Newco will trade subsequent thereto.

9. For purposes of the Fairness Opinion, with your permission, we have not undertaken any inquiry as to, or taken into consideration, the possible tax consequences of the Transaction (including whether common stockholders of Parent will recognize taxable income as a result of the Transaction). Such tax consequences could be material and could affect the analysis underlying the conclusions reached in the Fairness Opinion.

10. Our services to you, including without limitation the Fairness Opinion and this presentation, are provided solely for the information of the Independent Committee in its evaluation of the consideration to be received by the common stockholders of Parent in the Transaction and the Fairness Opinion and presentation are given to you solely for that purpose, and are not intended to confer rights or remedies upon or be relied upon by, any securityholder of the Company or Newco or any other person or entity.

11. We will receive a fee for our services in connection with the Opinions, and we will be indemnified by the Parent for certain liabilities arising from the delivery of the Opinions.

12. No opinion, counsel or interpretation is intended in matters that require legal or other appropriate professional advice. It is assumed that such opinions, counsel or interpretations have been or will be obtained from the appropriate professional sources.

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                              9. GB HOLDINGS, INC.
                 STATEMENT OF CONTINGENT AND LIMITING CONDITIONS

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13.    The conclusions reached in the Fairness Opinion and this presentation represent our considered opinion based upon information furnished to us by the Company and other sources. The extent to which the conclusions arrived at in the Fairness Opinion and herein should be relied upon should be governed and weighted accordingly.

14. The Fairness Opinion is valid only for the stated purpose set forth therein and the date of such Opinion.

15. We assume no responsibility for the legal description or other matters including legal or title considerations of the business interest being valued. Title to the subject business interest is assumed to be good and marketable unless otherwise stated. We assume that the subject business interest is free and clear of any or all liens or encumbrances unless otherwise stated. We assume no hidden or unapparent conditions regarding the subject business interest.

16. Neither Libra nor any individual signing the Fairness Opinion or associated with this presentation shall be required by reason thereof to furnish additional analyses, or to give testimony, or to be in attendance in court with reference to the business interest in question unless specific arrangements therefor have been made.

17. Unless otherwise stated in this presentation, we assume that all required licenses, certificates of occupancy, consents, or other legislative or administrative authority from any local, state, or national government or private entity or organization have been or can readily be obtained or renewed for any use on which the Fairness Opinion is based. We assume that there is full compliance with all applicable federal, state and local laws and regulations, unless the lack of compliance is otherwise stated.

18. We assume responsible ownership and competent management with respect to the subject business interest.

19. Industry information and data on comparable companies used as background for our analysis were obtained from regularly published sources and we have not independently verified the accuracy and completeness of such information.

20. Libra has not retained separate legal counsel to review the legal agreements that set forth the rights, preferences, privileges and obligations of the noteholders or stockholders of GB Holdings, Inc., and is relying on management and its counsel for its understandings thereof.

21. Libra is not acting as a financial, tax or other advisor to any person in connection with this presentation or the Fairness Opinion, and none of the recipients of this presentation or the Fairness Opinion shall rely on Libra in any manner in determining whether to approve or enter into the Transaction or in assessing the legal or tax treatment of the Transaction.

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                                   APPENDIX A.
                                GB HOLDINGS, INC.
                    SELECTED HISTORICAL FINANCIAL STATEMENTS

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
                                                     PRE-ORGANIZATION
                                                     1/1/00 - 9/30/00
                                                    POST-REORGANIZATION
                                                         10/1/00 -         POST-           POST-           POST-
                           PRE-REORGANIZATION            12/31/00       REORGANIZATION  REORGANIZATION  REORGANIZATION
                     ------------------------------ ------------------- ------------- ------------- ----------------
                           FYE             FYE         COMBINED FYE        FYE            FYE            LTM
                         12/31/98       12/31/99         12/31/00        12/31/01       12/31/02       3/31/03
                     ---------------- ------------- ------------------- ------------- ------------- ----------------
Revenues:
   Casino............ $  219,368,000  $ 227,475,000  $  229,757,000   $  232,369,000 $  206,417,000 $  194,386,000
   Rooms ............      9,200,000      9,273,000       9,480,000       11,570,000     11,140,000     10,853,000
   Food and
     beverage........     25,381,000     27,870,000      28,323,000       29,408,000     23,305,000     21,504,000
   Other.............      3,767,000      5,960,000       4,500,000        4,683,000      3,739,000      3,694,000
                     ---------------- ------------- ------------------- ------------- ------------- ----------------
                         257,716,000    270,578,000     272,060,000      278,030,000    244,601,000    230,437,000
   Less: Promotional
     allowances .....    (20,372,000)   (23,683,000)    (41,225,000)     (42,128,000)   (51,128,000)   (50,407,000)
                     ---------------- ------------- ------------------- ------------- ------------- ----------------
     Net revenues ...    237,344,000    246,895,000     230,835,000      235,902,000    193,473,000    180,030,000

Expenses:
   Casino............    186,761,000    197,906,000     183,585,000      188,409,000    143,189,000    138,256,000
   Rooms ............      3,174,000      2,858,000       2,770,000        4,362,000      2,985,000      2,314,000
   Food and
     beverage........      9,998,000     10,274,000       8,977,000        9,814,000     10,915,000     10,482,000
   Other ............      2,599,000      4,234,000       3,741,000        3,374,000      2,625,000      2,496,000
   General and
     administrative..     12,497,000     10,586,000       9,838,000       10,961,000     12,799,000     12,409,000
                     ---------------- ------------- ------------------- ------------- ------------- ----------------
     Total expenses..    215,029,000    225,858,000     208,911,000      216,920,000    172,513,000    165,957,000
                     ---------------- ------------- ------------------- ------------- ------------- ----------------

EBITDA............... $   22,315,000  $  21,037,000  $   21,924,000   $   18,982,000 $   20,960,000 $   14,073,000
                      =============== ============== ===============  =============================================

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



                                   APPENDIX B.
                                GB HOLDINGS, INC.
        SELECTED NON-NEVADA SINGLE PROPERTY GAMING TRANSACTIONS LESS THAN
                                  $300 MILLION

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
                                                                                                           LTM
DATE                                                                                            PRICE     EBITDA
ANNOUNCED                     ACQUIROR                                 TARGET                   ($MM)    MULTIPLE
-------------- --------------------------------------- ----------------------------------    ---------- -----------
Dec-02         Isle of Capri                           Colorado Central Station & Grande       $  84.0      5.8x
Oct-02         Centaur Partners                        Harrah's Wagon Wheel ,Colorado             20.0      N.M.
Jul-02         Boyd Gaming Corporation                 Isle of Capri-Tunica                       12.2      N.M.
Mar-02         Yung Family                             Greenville Jubilee                         42.0      4.9x
Apr-01         Boyd Gaming                             Delta Downs                               125.0      N.M.
Feb-01         Jacobs Entertainment                    Black Hawk Gaming & Development           110.7      5.3x
Dec-00         Majestic Star                           Fitzgeralds                               149.0      4.5x
Oct-00         Colony Capital                          Resorts                                   140.0      6.5x
Aug-00         Park Place Entertainment                The Claridge Hotel & Casino                62.0      5.3x
Jul-00         Penn National Gaming                    CRC Holdings                              160.3      5.5x
Jul-00         Isle of Capri                           President Casino Davenport                 58.2      4.7x
Feb-00         Isle of Capri                           Kansas City Flamingo                       33.5      N.M.
Jan-00         Black Hawk Gaming & Development         Gold Dust West Casino                      26.5      5.0x
Dec-99         Penn National Gaming                    CMAG Bay St. Louis & Boomtown Biloxi      195.0      5.5x
Aug-99         Lady Luck Gaming Corporation            Miss Marguette Casino                      41.7      4.4x
Jul-99         Peninsula Gaming                        Diamond Jo Casino                          77.0      4.7x
Jun-99         Boyd Gaming                             Blue Chip Casino                          273.5      4.2x
Jul-97         Boyd Gaming                             Treasure Chest                            112.9      4.0x
Apr-96         Boyd Gaming                             Par-a-Dice Gaming                         174.0      5.0x

                                                                                                          --------
                                                       MEAN EBITDA MULTIPLE                                 5.0x
                                                                                                          ========

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




                                   APPENDIX C.
                                GB HOLDINGS, INC.
                    ADDITIONAL PRECEDENT GAMING TRANSACTIONS


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
                                                                                                           LTM
DATE                                                                                         PRICE        EBITDA
ANNOUNCED                    ACQUIROR                               TARGET                   ($MM)       MULTIPLE
---------------- ----------------------------------  -------------------------------------- ---------  -------------
Dec-02           Isle of Capri                       Colorado Central Station & Grande      $    84.0      5.8x
Oct-02           Centaur Partners                    Harrah's Wagon Wheel, Colorado             20.0       N.M.
Aug-02           Penn National Gaming                Hollywood Casino Corp.                    780.0       7.2x
Jul-01           International Game Technology       Anchor Gaming                           1,365.0       6.5x
Apr-01           Boyd Gaming                         Delta Downs                               125.0       N.M.
Apr-01           Harrah's Entertainment              Harveys Casino Resorts                    675.0       6.4x
APR-01           ARGOSY GAMING                       JOLIET EMPRESS                            465.0       6.3x
FEB-01           JACOBS ENTERTAINMENT                BLACK HAWK GAMING & DEVELOPMENT           110.7       5.3x
DEC-00           MAJESTIC STAR                       FITZGERALDS                               149.0       4.5x
Oct-00           Colony Capital                      Resorts                                   140.0       6.5x
OCT-00           AMERISTAR CASINOS                   STATION KC AND ST. CHARLES                488.0       5.3x
Oct-00           Station Casinos                     The Reserve                                70.0       N.M.
AUG-00           PARK PLACE ENTERTAINMENT            THE CLARIDGE HOTEL & CASINO                62.0       5.3
JUL-00           PENN NATIONAL GAMING                CRC HOLDINGS                              160.3       5.5x
Jul-00           Station Casinos                     Fiesta Casino and Hotel                   185.0       8.0x
JUL-00           ISLE OF CAPRI                       PRESIDENT CASINO DAVENPORT                 58.2       4.7x
Jun-00           Station Casinos                     Santa Fe Casino and Hotel                 205.0       8.7x
Mar-00           MGM Grand                           Mirage Resorts                          6,400.0       9.8x
Feb-00           Isle of Capri                       Kansas City Flamingo                       33.5       N.M.
Jan-00           Black Hawk Gaming & Development     Gold Dust West Casino                      26.5       5.0x
DEC-99           PENN NATIONAL GAMING                CASINO MAGIC AND BOOMTOWN BILOXI          195.0       5.5x
Dec-99           Horseshoe Gaming                    Empress Entertainment                     600.0       7.2x
OCT-99           ISLE OF CAPRI                       LADY LUCK GAMING CORPORATION              412.0       6.0x
Aug-99           Harrah's Entertainment              Players International                     425.0       7.1x
Jul-99           Peninsula Gaming                    Diamond Jo Casino                          84.0       5.2x
JUN-99           BOYD GAMING                         BLUE CHIP CASINO                          273.5       4.2x
Apr-99           Park Place Entertainment            Ceasars World                           3,000.0       9.0x
Mar-99           International Game Technology       Sodak Gaming                              230.0       7.8x
Mar-99           Anchor Gaming                       Powerhouse Technologies                   280.0       9.6x
Nov-98           MGM Grand                           Primadonna Resorts                        550.0       6.7x
Aug-98           Harrah's Entertainment              Rio Hotel and Casino                      888.0       8.1x
Jun-98           Park Place Entertainment            Grand Casinos                             895.0       7.7x
Jun-98           Harrah's Entertainment              Showboat, Inc.                          1,200.0      11.6x
FEB-98           HOLLYWOOD PARK                      CASINO MAGIC CORP.                        340.0       7.2x
FEB-98           COLONY CAPITAL                      HARVEYS CASINO RESORTS                    450.0       6.0x
Jul-97           Hollywood Park                      Boomtown, Inc.                            175.2       5.0x
Aug-96           Sun International Hotels            Griffin Gaming                            262.5       5.4x
Jun-96           Trump Hotels & Casino               Trump's Castle Casino                     496.2       N.M.
Jun-96           Hilton Hotels Corp.                 Bally's Entertainment Corp.             2,979.3      10.7x
APR-96           BOYD GAMING                         PAR-A-DICE GAMING                         174.0       5.0x
Mar-95           Mandalay Resort Group               Gold Strike Resorts                       590.4      15.2x
-----------------------------------------------------------------------------------------------------------------

                                                     MEAN EBITDA MULTIPLE OF                           ----------
                                                     BOLD TRANSACTIONS                                     5.4x
                                                                                                       ==========


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